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                                                                Exhibit: 10.49FT



                                PROMISSORY NOTE
                             FOR $1.5 MILLION LOAN
                      TO FUTECH INTERACTIVE PRODUCTS, INC.
                  FROM RODERICK L. TURNER AND VINCENT W. GOETT

May 5, 1998                                                     Phoenix, Arizona


         This Agreement is made and entered into on the date set forth above, by and between, RODERICK L. TURNER ("TURNER") and VINCENT W. GOETT ("GOETT") (jointly known as "PAYEE") and FUTECH INTERACTIVE PRODUCTS, INC. ("PROMISOR"). The purpose of this Agreement is to arrange for the following:

         - $1.5 million in additional operating loans from Payee to Promisor

         - Shareholder advances/loans to compensate Payee for subordinating loans due Payee

         - Promisor's common stock for compensation for providing additional operating loans

RECITAL:

          Subject to the terms and conditions of this Agreement:

1. Payee desires and is willing to provide a $1.5 million loan ("Loan") to Promisor for repayment in quarterly installments of PRINCIPAL AND INTEREST at an annual interest rate of 10%. The term of the loan is for 24 months starting on the first day of the first succeeding month after the loan is received by Promisor.

2. Upon maturity, Promisor will repay principal and interest calculated as of that date. If full payment of the Loan is not made at that time, interest will continue to accrue at an annual rate of interest of 16%. There is no penalty for prepayment of the loan.

3. Payee reserves the right to convert all or a portion or the outstanding principal and interest due and owing to shares of common stock of Promisor. The conversion rate will be 20 shares of the Promisor's common stock for every one dollar of principal plus interest outstanding. The Payee may elect to exercise this conversion option at anytime prior to the maturity date of the Loan or up to 180 days after the Loan's maturity date if the Promisor has not been able to fulfill the outstanding obligation monetarily. The only restriction is the Promisor's number of unencumbered shares available for distribution.

3 In addition to the additional $1.5 million in principal that will be due and owing the Payee from Promisor, the Promisor agrees to provide to Payee the following:

         1. 3.0 million stock options of Promisor's common stock. The options are granted at an exercise price of $0.05 per share, they become exercisable one year from the execution date of this Agreement and they expire five years from the exercise date. The stock options will be issued as follows:

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         -        1.5 million stock options to Vincent W. and Melissa Turner
                  Goett.

         -        1.5 million stock options to Roderick L. Turner.

4. The sum of $500,000.00 will be provided to Goett as a shareholder advance/loan as approved by the Shareholder Loan and Master Promissory Note for Credit Line Agreement dated January 1, 1997. This amount shall be payable to Goett immediately upon receipt of the Loan proceeds. This advance/loan is for Goett's personal subordination of all existing debt related to U.S. Bankcorp. In return for this subordination, U.S. Bankcorp is willing to issue a total of $16 million in loans for Promisor's operating needs. The $16 million is comprised of $12 million in secured debt and $4 million in debt personally guaranteed by Goett.

5. Promisor desires to receive Loan under all the repayment terms and conditions.

         NOW, THEREFORE, in consideration of the Agreement, covenants, and undertakings contained below, it is mutually agreed as follows:

1. Payee agrees to arrange for and provide to Promisor a $1.5 million loan per the terms and conditions previously stated.

2. Promisor agrees to receive an additional $1.5 million in loans from Payee and to repay all monies, stock options and shareholder advances/loans due per the terms and conditions of this Agreement.

REPRESENTATIONS OF PAYEE

         Payee represents, warrants and covenants as follows:

         1. Payee is familiar with the business and affairs of Promisor and realizes an investment in the shares involves a high degree of risk.

         2. Payee has been advised that there will be no public market for the shares; it may not be able to readily liquidate its investment; the shares have not been registered or qualified under Federal or State laws governing the issuance of securities; and Promisor has no current intention of registering the shares or reporting under the Act or any comparable or related Federal or State law.

         3. Payee is an accredited investor and acknowledges that its overall commitment to investments which are not readily marketable is not disproportionate to its net worth; and its investment in the shares will not cause such overall commitment to become excessive; that Payee has adequate means of providing for its current needs and personal contingencies, and has no need for liquidity of this investment; that Payee has evaluated the risk of investing in Promisor; that Payee is aware of the financial risks and possible financial hazards of purchasing the shares and it has carefully considered these risks of the investment, including the possibility of a complete loss thereof.

         4. Payee agrees the stock is subject to a Stock Restrictions and Sale Agreement. The shares acquired under this Agreement shall be subject to that Stock Restrictions and Sale Agreement, as it may be amended from time to time.

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SURVIVAL

The representations, warranties and covenants contained in the section Representations of Payee shall survive the transfer of the shares.

ATTORNEYS' FEES

The prevailing party in any action to enforce the terms and conditions hereof shall be entitled to recover its reasonable attorneys' fees and court costs.

CONSTRUCTION

Where the context of this Agreement requires, the singular shall be construed as the plural, and neuter pronouns shall be construed as masculine and feminine pronouns, and vice versa. This Agreement shall be construed according to its fair meaning and neither for nor against any party hereto. This Agreement shall be governed by and construed in accordance with Arizona law.

Futech Interactive Products, Inc. ("Promisor")


/s/ Vincent W. Goett
---------------------
Vincent W. Goett
Chairman and CEO

             === This Agreement consists of a total of 3 pages ===

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